Exhibit 99.1

FROM: NEWTEK BUSINESS SERVICES, INC. (NASDAQ: NEWT)

212 West 35th Street, 2nd Floor

New York, NY 10001

http://www.thesba.com

Rubenstein Public Relations

Telephone: (212) 843-9335

Contact: Liz Petrova / lpetrova@rubensteinpr.com

_____________________________________________________________________

FOR IMMEDIATE RELEASE

Newtek

Business Services, Inc.

Newtek Business Services Completes Second Small Business Loan Securitization

Note Rated at AA by Standard & Poor's

NEW YORK - January 5, 2012 - Newtek Business Services, NASDAQ: NEWT, The Small Business Authority, has announced that is has completed the securitization and sale of an additional $20.5 million of non-guaranteed portions of U.S. SBA small business loans. This was accomplished by amendment to the securitization of $23 million in such loans that closed in December of 2010. The sale of the additional trust notes was handled by Guggenheim Securities, LLC which advised Newtek. Newtek has been active in small business lending and, with this increase, it will have completed the securitization of approximately $43.5 million of non-guaranteed portions of SBA small business loans within the past 12 months. Newtek is also proud to announce that Standard and Poor's has rated the securitization trust Notes as AA based on the collateral in the entire, upsized pool.

Newtek's subsidiary, Newtek Small Business Finance, Inc., is active in making U.S. Small Business Administration (SBA) 7(a) loans, and during the first 9 months of 2011 was the largest non-bank lender making such small business loans by loan volume.

Newtek typically retains the unguaranteed portion of the SBA loans and incurs related warehouse financing costs. With this sale of the unguaranteed portions, Newtek was able to realize an additional $14 million in gross proceeds, which will be used principally for making new loans and paying down Newtek's existing line of credit with Capital One, N.A. Guggenheim Securities, L.L.C. played a key role in helping Newtek structure and market the securities.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services said, "Completion of these two transactions within 12 months, particularly in light of the otherwise weak and uncertain market for securitized structured asset backed securities, validates our SBA lending strategy and also will enable us to originate an anticipated 25-30% more loans by loan dollar volume in 2012. We have closed in excess of $100 million of small business loans under this program in 2011, which was anticipated in our previously announced guidance. Based on the SBA rule of thumb, we estimate that our 2011 lending created or stabilized approximately 1800 jobs nationally.

"In addition, our SBA loan-servicing portfolio continues to grow in part due to our lending and reached $430 million at December 31, 2011 - up from $280 million at the end of the previous year. We are well positioned to grow this business significantly in 2012 and 2013 and will provide further data during our Annual Shareholder Conference Call."

About Newtek Business Services, Inc.

Newtek Business Services, The Small Business Authority, provides the following products and services:

  Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

  Managed Technology Solutions (Cloud Computing): Full-service web host, which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

  eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

  Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

  Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

  Web Services: Customized web design and development services.

  Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

  Accounts Receivable Financing: Receivable purchasing and financing services.

  Payroll: Complete payroll management and processing services.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today's marketplace. Newtek provides its services to over 100,000 business accounts and has positioned the Newtek® brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek's actual results to differ from management's current expectations, are contained in Newtek's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

# # #